Filed Pursuant to Rule 433

Registration No. 333-166240

No. 333-166240-01

JOINT-LEADS :	RBC (b&d), BARC	100% POT
CO-MANAGERS :	BAML, CS, DB, JPM, RBS, Wells

CLS	SIZE(MM)*	WAL	S/F	E.FINAL	L.FINAL	SPRD	YLD	CPN	$Px
A	375.000	4.99	AAA/AAA	02/15/18	12/15/21	iS+60	1.616%	1.61%	99.99721%

Expected Settlement:	02/20/13
First Payment Date:	03/15/13
SEC Registered:	YES
ERISA Eligible:	YES
Min Denoms:	$100k x $1k
B&D:	RBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.